Exhibit 16.1

Unofficial English translation of

Compañía Cervecerías Unidas S.A.’s

Manual of Information of Interest to the Market

I.	Background; Objectives.

a)	Pursuant to the provisions of Article 16 of the Securities Market Law, and in compliance with the provisions of the General Rule No. 270 of the Financial Market Commission (the "CMF"), the Board of Directors of Compañía Cervecerías Unidas S.A. ("CCU" or the "Company") has approved, in its Meeting No. 2137 dated March 4th, 2020, this Manual for Handling Information of Interest for the Market (this "Manual" or “MMIIM”).

b)	References to CCU or the Company in this Manual extend, when applicable, to its subsidiaries; it is understood, however, that subsidiaries that are issuers of publicly offered securities have their own Manual for Handling Information of Interest for the Market.

c)	This Manual establishes CCU's internal policies and standards regarding the type of information that will be made available to investors, the systems adopted to ensure that such information is communicated in a timely manner, and the trading of securities of CCU and its subsidiaries that are issuers of publicly offered securities by certain people who, due to their job, position, activity or relationship with the Company, have access, or may be presumed to have access, to confidential or relevant information of the Company.

d)	The above seeks to contribute to transparency in the markets, and is framed within one of CCU's basic principles, which is integrity, complying with the rules that regulate the Company, always inspired by acting correctly.

II.	Governing Body; General Controller.

a)	The Board of Directors is responsible for establishing the provisions of this Manual. Amendments and updates to this Manual shall also be known and approved by the Board.

b)	The General Controller’s Office is responsible for implementing and overseeing compliance with this Manual.

c)	Any doubt or difficulty regarding the application, interpretation and/or compliance with this Manual shall be brought to the attention of the General Controller’s Office, which may resolve or, if deemed necessary, refer the matter to the Board of Directors for a decision at the next ordinary meeting.

III.	Company Information; Communication Mechanisms; Official Spokespeople.

a)	Scope.

Company information is understood to be that which extends to the company, its securities and the offering thereof and which refers to the legal, economic and financial situation of CCU, or which deals with aspects of the progress of the corporate business or which may have an impact on the same (the "Company Information").

b)	Material.

i.	If the Company Information is of such a nature that a prudent person would consider it important to his or her investment decisions, it constitutes as a Material Event (the "Material Event"), and the Company is obligated to disclose it in a truthful, sufficient and timely manner, that is, at the time it occurs or comes to its knowledge.

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ii.	The Board of Directors is responsible for classifying a fact as Material Event and the Chief Executive Officer, or whoever is the legal representative of the Company, is responsible for communicating it to the CMF, the stock exchanges and the market in general.

iii.	To the extent possible, and subject to the prudent decision of the person in charge, the disclosure of Material Event shall preferably be made before the opening or after the closing of the stock exchanges where the Company securities are traded.

iv.	Under the terms and conditions authorized by the applicable regulations, the Material Event may be classified by the Board of Directors as reserved (the "Reserved Material Event"), in which case it shall only be reported to the CMF in that capacity.

c)	Of Interest.

Information of interest is understood to be that information of the Company which, without being considered Material Event, is useful for a proper financial analysis of the company, its securities or its offerings (the "Information of Interest"), for example, that information of the Company of a legal, economic and financial nature that refers to relevant aspects of the course of the corporate business or that may have a significant impact thereon.

i.	The Board of Directors has delegated to the Chief Executive Officer to classify a fact as Information of Interest.

ii.	The Information of Interest will be disclosed on CCU's website, www.ccu.cl, Investor Relations section, at such times as may be determined by the Board of Directors or the Chief Executive Officer.

iii.	In the event that certain Information of Interest is provided to a specific market sector, the necessary measures shall be adopted so that such information is distributed on CCU's website within the following 24 hours.

d)	Other Standards.

The Company's disclosure standards contained in this Manual are complementary to the standards on continuous information established by the applicable regulations and, in particular, the Chilean Corporations Act, the Securities Market Law and General Rule No. 30 of the CMF, as the same may be modified from time to time.

e)	Official Spokespeople.

i.	CCU's official spokespeople with investors are the Manager of Financial Planning and Investor Relations and the Chief Financial Officer.

ii.	CCU's official spokesperson with the media is the Corporate and Sustainability Affairs Officer.

iii.	The above paragraphs do not affect the representation that corresponds to the Chairman of the Board of Directors and the Chief Executive Officer.

iv.	In the event that Company Information is published in the media, CCU shall be entitled to comment on the matter through any of its official spokespeople. However, it is CCU's policy not to comment on Company information published in the media that has not been provided by the official spokespeople.

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IV.	Interested Parties.

The regulations set forth in Sections V through VIII of this Manual apply to (i) the Directors of CCU, (ii) the Managers of CCU, (iii) the Administrators of CCU, (iv) the Senior Management of CCU, and (v) those people who, by reason of their job, position or activity in CCU, have access to Company Information that qualifies as Confidential Information (this term is defined in the following Section) (the "Interested Parties").

V.	Confidential Information; Safeguard.

a)	"Confidential Information" means that Company Information (x) which may be Material Event or Information of Interest, (y) which is subject to standards on continuous information (e.g., quarterly financial statements); or (z) the knowledge of which, by its nature, is capable of influencing the price of securities issued by the Company; and which, in each case, has not been disclosed to the market.

b)	Interested Parties are bound to keep confidential the Confidential Information to which they have access until such information has been officially disclosed by CCU through the means established by the applicable regulations and/or this Manual.

c)	An Interested Party may only disclose Confidential Information to another Interested Party who has a need to know such Confidential Information by reason of his or her job, position or activity in CCU.

d)	In the case of Confidential Information that constitutes a Reserved Material Event, CCU shall maintain an updated list of the Interested Parties, financiers, advisors and other people who have knowledge of the same.

e)	For the purposes of storing Confidential Information, CCU shall ensure that it is stored by secure means, including procedures that prevent it from being disclosed or known by third parties.

f)	The General Controller’s Office shall be responsible for adopting the measures he/she deems necessary to implement the provisions of the two preceding paragraphs.

g)	In conjunction with the disclosure of this Manual, each of the Interested Parties identified as of the date of disclosure shall sign the confidentiality agreement indicated in Annex I of this Manual, unless the confidentiality obligations are already reflected in their employment contract.

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VI.	Trading of Securities issued by CCU and its Subsidiaries.

a)	Subject to the legal provisions regarding the use of privileged information, presumptions of possession thereof and duties to refrain from trading securities contained in the Securities Market Law, as well as the need to require authorization pursuant to this Manual, the lock-up periods for trading of securities contained in this Manual, the Interested Parties may trade securities issued by CCU and its subsidiaries that are issuers of publicly offered securities (the "Subsidiaries").

b)	For the purposes of letter, a) above, the Party Interested in trading securities shall contact CCU's General Counsel, who shall advise of the convenience or inconvenience of carrying out a specific trading, without necessarily having to disclose the impediments that originate such advice.

c)	It shall be the sole responsibility of the Interested Party to request the indication referred to in paragraph b) above, as well as to comply with such indication when it has been requested. Consequently, both the effects of omitting its requirement as well as those of not complying with the indication, when it has been requested, the Interested Party shall directly assume responsibility for the corresponding penalties.

d)	The indications of the General Counsel will be adjusted to the facts that at the time of the requirement are being developed, so that if the matter that originated the negative indication given is frustrated and as a consequence the interested party loses a business opportunity, such loss of opportunity will not be attributable to the person responsible for such indication or to CCU, its subsidiaries or its affiliates.

e)	For the purposes of this procedure, the General Counsel shall record the Interested Party's request and its resolution in a register created specifically for this purpose, in which he/she shall also take note of the person making the request and the date thereof, and the Interested Party shall sign it as a sign of proof and notification of its content.

f)	Given that the indications of the General Counsel are based on essentially dynamic and rapidly changing facts, the indications approving a transaction shall always be for a maximum period of seven days, at the end of which the authorization shall be without effect, so that if the Interested Party has not carried out the approved transaction, he/she shall again follow the procedure described in this Section, either to return to the transaction not carried out or for any other future transaction.

g)	It is hereby stated that the regulations in this Manual apply to securities issued by CCU and its Subsidiaries, as well as to those whose price or performance depends on or is conditioned, in whole or in significant part, to the variation or evolution of the price of the securities issued by CCU or its Subsidiaries. For these purposes, the definition indicated in General Rule No. 269 will be used.

h)	Notwithstanding the foregoing, it has been determined to establish the following lock-up periods for trading of securities issued by CCU and its Subsidiaries:

i.	From the last day of each calendar quarter and until 12:01 a.m. on the day immediately following the first trading date after which the quarterly (or annual, as the case may be) financial statements that must be periodically delivered to the CMF are delivered, the Interested Parties may not trade securities issued by CCU and its Subsidiaries. Notwithstanding the foregoing, in the event that, prior to such date, CCU makes a disclosure to the market of the summary financial statements, the lock-up period will end at 12:01 a.m. on the day immediately following the first trading date after such disclosure.

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ii.	Interested Parties who become aware of Material Event or information that may be classified as such, must refrain from trading securities issued by CCU or its Subsidiaries (if such Material Event refers to the Subsidiary) from the moment they become aware of it until 12:01 a.m. on the day immediately following the first trading date after which CCU or the respective Subsidiary communicates it as an 'essential fact' to the market.

iii.	Interested Parties who become aware of Reserved Material Event must refrain from trading securities issued by CCU or its Subsidiaries (if such Material Event refers to the Subsidiary) from the moment they become aware of it until 12:01 a.m. on the day immediately following the first trading date after which CCU or the respective Subsidiary communicates it as an 'essential fact' to the market or the reasons for the restriction have ceased to exist.

iv.	The exercise of stock subscription or purchase options granted in accordance with the Chilean Corporations Act, within the framework of executive and workers' compensation plans and which must be subscribed or purchased in specific periods, are exempted from the aforementioned lock-up periods. Likewise, stock subscription in a preferential option period inherent to a capital increase through the issuance of payment shares is exempted from such lock-up periods.

i)	Should there be any doubt as to the application or validity of a lock-up period, it shall be the obligation of the Interested Party to contact the General Controller’s Office prior to carrying out any transaction.

VII.	Disclosure of Transactions.

a)	In addition to full compliance with applicable regulations, trading of securities issued by CCU and its Subsidiaries carried out by the Interested Parties, either directly or through entities controlled by them or through third parties, as well as those transactions carried out by their spouses, if they are married under a joint owned property regime, their underage children or those people under guardianship, curatorship or under legal or judicial representation, whether the latter are carried out directly or indirectly, must be reported to the General Controller’s Office, which will keep a confidential record of the transactions reported to it for this purpose. The information provided must contain at least the data set forth in Annex II of this Manual.

b)	It is reminded that the Interested Parties must comply, in due time and form, with the provisions of Article 12 of the Securities Market Law and General Rule No. 269 of the CMF, notifying this institution and the stock exchanges, through the SEIL module available on the Internet site www.cmfchile.cl, of the transactions they carry out.

It is the responsibility of the Interested Parties to obtain the access code to the SEIL module in a timely manner through the securities intermediary with which they trade, or by requesting it to the Corporate Controller's Office.

c)	In the same order, it is the responsibility of each Interested Party to comply with the other continuous communication obligations established in the applicable regulations and, in particular, in Articles 17 and 18 of the Securities Market Law and in General Rule No. 277 of the CMF.

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VIII.	Penalties and Procedures.

a)	Subject to the provisions of the immediately following paragraph, the resolution of any conflict in the application of this Manual shall be resolved by the Board of Directors, being empowered to delegate this role to the Chief Executive Officer, with the advice of the CCU Business Conduct Committee (which establishes CCU's Code of Business Conduct).

b)	The procedure shall be brief and concise, and shall include the instances that ensure due process, such as the bilateral nature of the hearing, access to a defense, the presentation of evidence and a reasoned and substantiated decision.

c)	The application of penalties for violations of this Manual shall be the responsibility of the Chief Executive Officer, after hearing, where appropriate, the opinion of the CCU Business Conduct Committee. The penalties that may be adopted by the Chief Executive Officer include a reprimand, the termination of the employment relationship for failure to comply with the duty of loyalty and probity, or other penalties that the Chief Executive Officer may deem reasonable and proportionate in view of the seriousness of the violation.

d)	CCU reserves the right to report any facts that constitute a violation of this Manual to the corresponding authority.

IX.	Diffusion Mechanism.

a)	It shall be the responsibility of the General Controller’s Office to distribute this Manual within CCU. To do so, a copy of the Manual shall be sent to each Interested Party, which may be done by e-mail or Intranet.

b)	It shall be the responsibility of the General Controller’s Office to organize training activities or generate content on the subject. For such purposes, this Manual shall be included in the induction documents of each new Interested Party that joins the Company.

c)	This Manual shall be published on CCU's website.

X.	Validity.

This Manual shall become effective on March 5th, 2020, and supersedes, in all its sections, the Manual that was in force up to that date.

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